Exhibit 99.2
TRIDENT MICROSYSTEMS, INC. APPOINTS TWO NEW DIRECTORS
Hans Geyer and Brian Bachman Join Board
SANTA CLARA, Calif., May 18, 2007 — Trident Microsystems, Inc. (Nasdaq: TRID — News) a leading provider of digital TV technology for the consumer digital video marketplace, today announced the appointment of industry veterans Hans Geyer and Brian Bachman to serve as independent members of Trident’s Board of Directors, effective May 16, 2007. Mr. Geyer will also serve on the Audit Committee and the newly-formed Special Litigation Committee of the Board of Directors. Mr. Bachman will also serve on the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Geyer, 56, served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 to his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. Mr. Geyer joined Intel in 1980, and since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a masters degree (Diplom-Informatiker) in computer science
Mr. Bachman, 62, is a private investor. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Kulicke & Soffa Industries, Keithley Instruments and Ultra Clean Technology. Mr. Bachman holds a bachelors degree in engineering from the University of Illinois and a masters degree in business administration from the University of Chicago.
“We enthusiastically welcome Hans and Brian to the Trident Board of Directors, and believe they will provide exceptional leadership and insight as we continue to focus on building shareholder value,” said Glen Antle, Trident’s Chairman and Acting Chief Executive Officer. “They both bring a tremendous wealth of experience to the table which will be invaluable to us in the months and years ahead.”
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.

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